EXHIBIT 2.1

AMENDMENT NO. 1 TO
AGREEMENT OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT OF MERGER (this “Amendment”), dated as of March 16, 2007 (the “Amendment Effective Date”), is by and among Credit-Based Asset Servicing and Securitization LLC (“Parent”), a Delaware limited liability company, Rock Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Fieldstone Investment Corporation, a Maryland corporation (the “Company”). Capitalized terms used but not defined herein shall have the same meanings as set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement of Merger, dated as of February 15, 2007 (the “Merger Agreement”), pursuant to which, subject to the terms thereof, Merger Sub is to merge with and into the Company and the Company Common Stock is to be converted into the right to receive the Merger Consideration;

WHEREAS, since the date of the Merger Agreement, the Company has had concerns over its liquidity and has requested Parent provide the Company with liquidity support, and Parent is willing to provide certain liquidity prior to the Closing in the form of the transactions described herein;

WHEREAS, in order for Parent to provide the liquidity as described herein, Parent will be committing its own resources in advance of any requirement to do so, and in consideration for providing such liquidity prior to the Closing, and as a condition thereto, the Company, Parent and Merger Sub have agreed to a reduction in the Merger Consideration; and

WHEREAS, in accordance with Section 7.3 of the Merger Agreement, the parties to the Merger Agreement desire to amend certain provisions thereof as set forth in this Amendment;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

1. Amendments.

(a) Merger Consideration. Section 1.8(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.8(c) below, the “Excluded Shares”) shall be cancelled and converted into the right to receive an amount in cash equal to $4.00, without interest (the “Merger Consideration”), payable to the holder thereof in accordance with Sections 2.2 and 2.6.”

(b) Board Approval. Section 3.7 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Section 3.7. Board Approval. The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way through the date of the Amendment No. 1 to the Agreement of Merger (the “Amendment”) (the “Company Board Approval”), has (a) determined that this Agreement as amended by this Amendment and the transactions contemplated hereby , including, without limitation, the Merger, are advisable to the Company and its stockholders, (b) approved and adopted this Agreement as amended by the Amendment and the transactions contemplated hereby, including, without limitation, the Merger, and (c) resolved to recommend that the stockholders of the Company approve this Agreement as amended by the Amendment and the transactions contemplated hereby , including, without limitation, the Merger, and directed that such matter be submitted to a vote by the Company’s stockholders at the Company Stockholders Meeting. In addition, the Company has taken all corporate action required to be taken by it in order to exempt this Agreement as amended by the Amendment, the Merger and the transactions contemplated by this Agreement and the Amendment from, and this Agreement, the Amendment, the Merger and the transactions contemplated by this Agreement and the Amendment are exempt from, the provisions of the Maryland Business Combinations Act that relate to the Company.

(c) Conduct of Business. Section 5.1(a)(i) of the Merger Agreement is hereby amended by adding the following sentence at the end thereof:

“Any determination of what constitutes “ordinary and usual course of business consistent with past practices” solely for purposes of this Section 5.1(a)(i) shall be made by reference to the conduct of the Company’s and its Subsidiaries businesses as of the date of the Amendment and shall take into account the recent disruption in the subprime mortgage market.”

(d) No Dispositions. Section 5.1(a)(ix) is hereby amended by adding the following provisions at the end thereof:

“Notwithstanding the foregoing, the Company shall be entitled, at its option, to:

(a) cause Parent to, and Parent shall, purchase all of the unfinanced performing residential mortgage loans and real estate owned assets of the Company or a subsidiary thereof specifically identified in Section 5.1(a)(ix)(a)-1 of the Company Disclosure Schedule (collectively, the “Unfinanced Loans and REO”) at the price set forth in Section 5.1(a)(ix)(a)-2 of the Company Disclosure Schedule, pursuant to the terms of that certain Master Asset Purchase Agreement, dated as of March 1, 2007, by and between the Parent and the Company (the “Company MAPA”), or pursuant to that certain Amended and Restated Master Asset Purchase Agreement, dated as of March 1, 2007, by and between the Parent and Fieldstone Mortgage Company (the “FMC MAPA,” and together with the Company MAPA, the “MAPAs”), and subject to a 20% holdback of the purchase price pending results of due diligence as further described in the applicable MAPA;

(b) cause Parent to, and Parent shall, purchase, free and clear of any Liens, all or any portion of the “BBB” rated mortgage backed securities currently financed pursuant to that certain Master Repurchase Agreement, dated as of October 11, 2005, by and between the Company and Liquid Funding, Ltd., a subsidiary of Bear, Sterns & Co. (the “Bear Repo Agreement”), specifically identified in Section 5.1(a)(ix)(b)-1 of the Company Disclosure Schedule (the “BBB Securities”) on at least one Business Day prior written notice at a price equal to the price where such BBB Securities are marked under the Bear Repo Agreement as of the close of business on March 15, 2007; provided, however, that in the event of a margin call pursuant to the Bear Repo Agreement, the Company shall have the right to cause Parent to, and Parent shall, purchase on the same Business Day, a pro rata portion of each of the BBB Securities as may be necessary at the time of such margin call to sell at the price set forth above for such pro rata portion in order to provide the Company with sufficient liquidity to meet such margin call; provided that the Company shall have given notice to the Parent of its exercise of such put on or before 1:00 pm (Eastern Time);

(c) cause Parent to, and Parent shall, purchase, on or after March 31, 2007, all of the Company’s or Fieldstone Mortgage Company’s seasoned mortgage loan assets identified in Section 5.1(a)(ix)(c)-1 of the Company Disclosure Schedule (“Seasoned Loans”) at the price set forth in set forth in Section 5.1(a)(ix)(c)-2 of the Company Disclosure Schedule, pursuant to the terms of the applicable MAPA. Notwithstanding the foregoing, at the Company’s request, Parent may agree, in its sole discretion, to purchase only a portion of the Seasoned Loans at a mutually agreeable price and otherwise pursuant to the terms of the applicable MAPA;

(d) cause Parent to, and Parent shall, purchase all of the Company’s or Fieldstone Mortgage Company’s residential mortgage loan assets originated on or after March 1, 2007 (“Forward Flow Loans”) at the price set forth in set forth in Section 5.1(a)(ix)(d)-1 of the Company Disclosure Schedule, pursuant to the terms of the applicable MAPA. If the Company exercises its right pursuant to this paragraph (d), the Company shall be required to sell to Parent and Parent shall be required to purchase all Forward Flow Loans on the 15th day of each calendar month (unless such 15th day is not a Business Day, in which case the purchase shall occur on the next succeeding business day) and the last Business Day of each calendar month. Notwithstanding the foregoing, in the event the Company wishes to sell a portion of its Forward Flow Loans to a third party, (i) if the Company has not elected to exercise its rights as set forth in this paragraph (d), it may sell such Forward Flow Loans to a third party only in accordance with the provisions of Article V of the Merger Agreement, or (ii) if the Company has elected to exercise its rights as set forth in this paragraph (d), it may sell such Forward Flow Loans to a third party only with the prior consent of Parent;

(e) cause Parent to, and Parent shall, purchase all of the Company’s residential mortgage loan assets identified in Section 5.1(a)(ix)(e)-1 of the Company Disclosure Schedule (the “April Securitization Loans”) at the price set forth in Section 5.1(a)(ix)(e)-2 of the Company Disclosure Schedule pursuant to the terms of the applicable MAPA; provided however, that the Company shall only be permitted to exercise its rights under this paragraph (e) in the event the securitization transaction with respect to such April Securitization Loans does not price on or before April 1, 2007; and

(f) cause Parent to, and Parent shall, purchase on or after April 8, 2007, all of Fieldstone Mortgage Company’s residential mortgage loan assets identified in Section 5.1(a)(ix)(f)-1 of the Company Disclosure Schedule (the “FMC New Origination Loans”) at the price set forth in Section 5.1(a)(ix)(f)-2 of the Company Disclosure Schedule pursuant to the terms of the applicable MAPA. Notwithstanding the foregoing, at the Company’s request, Parent may agree, in its sole discretion, to purchase only a portion of the FMC New Origination Loans at a mutually agreeable price and otherwise pursuant to the terms of the applicable MLPA.

(e) Additional Conditions to Obligations of Parent and Merger Sub – Existing Financing Agreements. Section 6.2(i) of Company Disclosure Schedule is hereby deleted in its entirety and replaced with the Section 6.2(i) of the Company Disclosure Schedule attached to the Amendment.

(f) Definition of Material Adverse Effect on the Company. Section 8.15(i) of the Merger Agreement is hereby amended by adding the following clause to the definition of “Material Adverse Effect on the Company” after clause (ix):

“or (x) any breach of any representation, warranty, covenant or agreement or the occurrence of any “default” or of any “event of default” under any of the Existing Financing Facilities”

(g) Effect of Termination. Section 7.2(b) of the Merger Agreement is hereby amended by replacing the amount of the Termination Fee of “$10,000,000” with the following amount: $7,400,000.”

(h) Working Fee. Section 7.2(c) of the Merger Agreement is hereby amended by replacing the amount of the working fee of “1,250,000” with the following amount: “$900,000.”

2. Representations and Warranties.

(a) By the Company. Company hereby represents and warrants to Parent and the Merger Sub as follows:

(i) Authorization. The Company has full corporate power and authority to execute and deliver this Amendment, and to consummate the transactions contemplated by the Merger Agreement, as amended by this Amendment, subject, in the case of the consummation of the Merger, the Company Requisite Shareholder Vote. The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement, as amended by this Amendment, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Amendment and to consummate the transactions contemplated by the Merger Agreement, as amended by the Amendment, other than, in the case of the consummation of the Merger, the approval of the Merger Agreement, as amended by this Amendment, and the Merger by the Company Requisite Stockholder Vote. This Amendment has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject (as to enforceability) to the Bankruptcy and Equity Exception. For purposes of clarity, the transactions contemplated by paragraph 1(d) of this Amendment do not require shareholder consent or approval.

(ii) No Violation. The execution and delivery of this Amendment by the Company do not, and the consummation by the Company of the transactions contemplated by the Merger Agreement, as amended by this Amendment, will not: (i) conflict with, or constitute or result in any violation of, any provision of the charter, bylaws or similar organizational document of the Company or any of its Subsidiaries; or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.4(b) (or identified in Section 3.4(b)-1 or -2 of the Company Disclosure Schedule) of the Merger Agreement, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets, including Company Intellectual Property, of the Company or any of its Subsidiaries pursuant to any written or oral Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound; or (B) conflict with, violate, result in a breach of or constitute a default under any Order or any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, except, in the case of this clause (ii), as individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(iii) No consent, approval, Order or authorization of, or registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any Governmental Entity or any other Person is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Amendment by the Company or the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, except for Applicable Consents.

(iv) From January 1, 2007, through the date of the Amendment, the Company and its Subsidiaries have operated in such a manner as to permit the Company to continue to qualify as and be taxed as a REIT, and the Company and such Subsidiaries intend to continue to operate in such a manner through the Effective Time. The transactions contemplated by this Amendment will not prevent the Company from satisfying the asset tests applicable to REITs on any testing date prior to the Effective Time and will not cause the Company to incur the prohibited transactions tax under section 857(b)(6) of the Code.

(v) Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc. (“Lehman”), dated the date of this Amendment, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, including the alternatives available to the Company, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock. Lehman has authorized the Company to include such opinion in its entirety in the Proxy Statement. The Company will deliver a copy of such opinion to the Parent upon request.

(vi) Updated Company Disclosure Schedule. The Company has provided Parent and Merger Sub with the Sections to the Company Disclosure Schedule as referenced in this Amendment as of the date of this Amendment (the “Amendment Company Disclosure Schedule” and together with the Company Disclosure Schedule referred to in the Merger Agreement, “Updated Company Disclosure Schedule”), which Updated Company Disclosure Schedule shall replace and supersede for all purposes the Company Disclosure Schedule delivered as of the execution of the Merger Agreement, and shall be deemed for all purposes to be the Company Disclosure Schedule referred to in the Merger Agreement, as amended by this Amendment. All references in the Merger Agreement to the “Company Disclosure Schedule” shall be deemed to refer to the Updated Company Disclosure Schedule.

(b) By Parent and Merger Sub. Parent and Merger Sub jointly and severally hereby represent and warrant to the Company the following:

(i) Authorization. Each of Parent and Merger Sub has full entity power and authority to execute and deliver this Amendment and to consummate the transactions contemplated by the Merger Agreement, as amended by this Amendment. The execution and delivery of this Amendment by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by the Merger Agreement, as amended by this Amendment, have been duly authorized by all necessary entity action on the part of Parent and Merger Sub, and no other entity proceedings on the part of Parent or Merger Sub and no vote or other action of their respective stockholders or members, as applicable, are necessary to authorize this Amendment and to consummate the transactions contemplated by the Merger Agreement, as amended by this Amendment. Parent, as the sole stockholder of Merger Sub, has taken all action necessary to approve this Amendment, the Merger and the other transactions contemplated hereby. This Amendment has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and legally binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) No Violation. (A) The execution and delivery of this Amendment by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by the Merger Agreement, as amended by this Amendment, will not, conflict with or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets of Parent or any of its Subsidiaries pursuant to: (i) any provision of the certificate of formation, operating agreement or similar organizational documents of Parent or any of its Subsidiaries; or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.3(b) of the Merger Agreement, any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or any Order or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, except, in the case of this clause (ii), as would not prevent or delay the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment.

(B) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Amendment by Parent or the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment.

(iii) Available Funds. Parent and Merger Sub have available to them, all funds necessary to consummate transactions contemplated by the Merger Agreement, as amended by this Amendment and to perform their obligations under the Merger Agreement, as amended by this Amendment.

3. Covenant of Company. The Company shall, and shall cause each of its Subsidiaries to, continue to operate in such a manner as to permit the Company to continue to qualify as a REIT, and nothing contained in this Amendment shall be deemed a waiver by the Parent of the Company’s obligation to comply therewith.

4. Continued Effectiveness of the Merger Agreement. For purposes of clarity, the parties hereto agree that any reference to representations, warranties, covenants or obligations in the Merger Agreement, including without limitation Articles VI and VII, shall be deemed to include all representations, warranties, covenants and obligations of such party made hereunder. Except as specifically amended by this Amendment, the Merger Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the Amendment Effective Date, and is hereby ratified and confirmed in all respects.

5. No Inducement. Nothing contained in this Amendment shall be construed as an attempt, recommendation, request or solicitation on the part of Parent to induce the Company to fail to meet its obligations under any other contract to which it is a party. Parent is entering into this Amendment merely to provide liquidity to the Company and any obligation on Parent’s part hereunder assumes the Company has fully complied with all of its contractual obligations.

6. Amendments. This Amendment may be amended by Parent and the Company in accordance with Section 7.3 of the Merger Agreement.

7. Entire Agreement. This Amendment, the Merger Agreement, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof.

8. Governing Law; Waiver of Jury Trial; Specific Performance; Jurisdiction.

(a) THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT.

(c) The parties agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Amendment by them and that, in addition to all other available remedies, each party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

(d) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the transactions contemplated hereby shall be brought in any federal court located in the State of Maryland or in the Circuit Court for Baltimore City, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto further agree that, in the event that any suit, action or proceeding is brought in the Circuit Court of Baltimore City, the parties shall jointly request that the case be assigned to that court’s business and technology case management program. Each party agrees to appoint The Corporation Trust Company, CSC-Lawyers Incorporating Service Company or such other registered agent as the parties may agree upon, as agent for service of process in the State of Maryland. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.3 of the Merger Agreement shall be deemed effective service of process on such party.

9. Assignment; Binding Effect. No party hereto may assign this Amendment or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other parties hereto, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that, Merger Sub may assign its rights hereunder to a direct or indirect wholly-owned Subsidiary of Parent; and provided, further, that in the event of a margin call pursuant to the Bear Repo Agreement, the Company may assign its right set forth in paragraph 5.1(a)(ix)(b) of the amended Merger Agreement to Liquid Funding, Ltd. Subject to the preceding sentence, this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

10. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11. Headings. The Article and Section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

12. No Presumption. With regard to each and every term and condition of this Amendment, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Amendment or any agreement or instrument subject hereto.

13. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

14. Termination of Merger Agreement. In the event of a Termination of the Merger Agreement in accordance with the terms thereof, the Parent’s obligations in paragraphs 2 (a), (b), (c), (e) and (f) above shall survive for 30 days following delivery by Parent to the Company of written notice of any termination of the Merger Agreement, and the Parent’s obligation under paragraph (d) above shall survive any termination of the Merger Agreement and this Amendment relative to all of Fieldstone Mortgage Company’s residential mortgage loan assets originated in compliance with origination guidelines approved by the Parent through June 30, 2007.

[Signatures Follow]

The parties hereto have executed this Amendment No. 1 to Agreement of Merger as of the date first written above.

CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC

By:/s/ John Draghi
Name: John Draghi
Title: Chief Operating Officer

ROCK ACQUISITION CORP.

By:/s/ Noelle Savarese
Name: Noelle Savarese
Title: President

FIELDSTONE INVESTMENT CORPORATION

By:/s/ Thomas D. Eckert
Name: Thomas D. Eckert
Title: Chairman

INDEX OF SCHEDULES*

Section 5.1(a)(ix)(a)-1	Unfinanced Loans and REO

Section 5.1(a)(ix)(a)-2	Unfinanced Loans and REO Purchase Price

Section 5.1(a)(ix)(b)-1	“BBB” Rated Mortgage Backed Securities

Section 5.1(a)(ix)(c)-1	Seasoned Loans

Section 5.1(a)(ix)(c)-2	Seasoned Loans Purchase Price

Section 5.1(a)(ix)(d)-1	Forward Flow Loans Purchase Price

Section 5.1(a)(ix)(e)-1	April Securitization Loans

Section 5.1(a)(ix)(e)-2	April Securitization Loans Purchase Price

Section 5.1(a)(ix)(f)-1	FMC New Origination Loans

Section 5.1(a)(ix)(f)-2	FMC New Origination Loans Purchase Price

Section 6.2(i)	Required Whole Loan Financing

* The registrant has omitted certain schedules in accordance with
Item 601(b)(2) of Regulation S-K. The registrant will furnish the omitted schedules to the Securities and Exchange Commission upon request.